As filed with the Securities and Exchange Commission on November 6, 2006
Registration No. 333-137756
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MedCath Corporation
(Exact name of registrant as specified in its charter)

Delaware	56-2248952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10720 Sikes Place
Charlotte, North Carolina 28277
Telephone: (704) 708-6600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Harris
Executive Vice President and Chief Financial Officer
10720 Sikes Place
Charlotte, North Carolina 28277
Telephone: (704) 708-6600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Hal A. Levinson Brian T. Atkinson Moore & Van Allen PLLC 100 North Tryon Street, Suite 4700 Charlotte, North Carolina 28202-4003 Telephone: (704) 331-1000	J. Vaughan Curtis J. Mark Ray Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Telephone: (404) 881-7000

Approximate date of commencement of proposed sale to the public:  After the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by the Company except as otherwise indicated.

SEC registration fee	$22,061
NASD filing fee	21,200
Fees and expenses of accountants	125,000
Fees and expenses of legal counsel	185,000
Printing costs	175,000
Miscellaneous	100,000

Total	$628,261

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses of which the Delaware Court of Chancery or such other court shall deem proper.

Our bylaws provide that our directors and officers shall be indemnified by us to the fullest extent not prohibited by the DGCL or any other applicable law. In addition, our bylaws provide that we have the power to indemnify officers who are employees, as set forth in the DGCL or other applicable law. In addition, as permitted by the DGCL, our Certificate of Incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages or for breach of fiduciary duty as a director, except (1) for breach of the director’s duty of loyalty to the Issuer or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3) pursuant to Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

We maintain insurance against liabilities under the Securities Act for the benefit of our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.	Exhibits

The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of MedCath under the Securities Act or the Exchange Act as indicated in parenthesis:

Exhibit No.	Description

1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Certificate of Incorporation of MedCath Corporation**
3.2	Bylaws of MedCath Corporation**
4.1	Specimen common stock certificate**
4.2	Stockholders’ Agreement dated as of July 31, 1998 by and among MedCath Holdings, Inc., MedCath 1998 LLC, Welsh, Carson, Anderson & Stowe VII, L.P. and the several other stockholders (the “Stockholders’ Agreement”)**
4.3	First Amendment to Stockholders’ Agreement dated as of June 1, 2001 by and among MedCath Holdings, Inc., the KKR Fund and the WCAS Stockholders**
4.4	Registration Rights Agreement dated as of July 31, 1998 by and among MedCath Holdings, Inc., MedCath 1998 LLC, Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Healthcare Partners, L.P. and the several stockholders parties thereto (the “Registration Rights Agreement”)**
4.5	First Amendment to Registration Rights Agreement dated as of June 1, 2001 by and among MedCath Holdings, Inc. and the persons listed in Schedule I attached thereto**
5.1	Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered
23.1	Consent of Independent Registered Accounting Firm, Deloitte & Touche LLP***
23.2	Consent of Deloitte & Touche, LLP***
23.3	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

*	Incorporated by reference.

**	Incorporated by reference from the Company’s Registration Statement on Form S-1 (File No. 333-60278).

***	Previously filed.

Item 17.	Undertakings

(a) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, state of North Carolina, on November 6, 2006.

MEDCATH CORPORATION

By:	/s/ James E. Harris
James E. Harris
Executive Vice President and Chief
Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

* O. Edwin French	President and Chief Executive Officer (principal executive officer)	November 6, 2006

* John T. Casey	Chairman	November 6, 2006

/s/ James E. Harris James E. Harris	Executive Vice President and Chief Financial Officer (principal financial officer)	November 6, 2006

* Lora Ramsey	Vice President — Controller (principal accounting officer)	November 6, 2006

* Adam H. Clammer	Director	November 6, 2006

* Edward A. Gilhuly	Director	November 6, 2006

* John B. McKinnon	Director	November 6, 2006

* Robert S. McCoy, Jr.	Director	November 6, 2006

* Galen D. Powers	Director	November 6, 2006

* Paul B. Queally	Director	November 6, 2006

Signature	Title	Date

* Jacque J. Sokolov, MD	Director	November 6, 2006

James E. Harris, by signing his name below, signs this Amendment No. 2 on behalf of each of the above-named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons and filed with the Securities and Exchange Commission in the Registrant’s Registration Statement on Form S-3 submitted to the SEC on October 2, 2006, with a filing date of October 3, 2006.

/s/ James E. Harris
Attorney-in-Fact